CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Form 10KSB of our report dated June 19, 1997, on our audits of the consolidated financial statements of Datalink Systems Corporation and its subsidiary, as of March 31, 197 and 1996 and for each of the years then ended.

/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

San Jose, California
August 12, 1997